Exhibit 99.7

October 31, 2024

THE GROWHUB LIMITED

60 Paya Lebar Road

#12-37 Paya Lebar Square

Singapore 409051

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of THE GROWHUB LIMITED (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Lim Wei Siong
Name:	Lim Wei Siong